Thacher Proffitt & Wood LLP
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Fax: (202) 626-1930 www.tpw.com

October 27, 2006

New Westfield Financial, Inc.

141 Elm Street

Westfield, Massachusetts 01086

Re:	New Westfield Financial, Inc.

Ladies and Gentlemen:

We have acted as special counsel to New Westfield Financial, Inc., a Massachusetts corporation (the “Company”), in connection with the proposed registration under the Securities Act of 1933, as amended, by the Company of an aggregate of 34,411,599 shares of common stock, $0.01 per share, of the Company (the “Shares”), and the related preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”) pursuant to the Plan of Conversion and Stock Issuance of Westfield Mutual Holding Company, Westfield Financial, Inc., and Westfield Bank (the “Plan”). In rendering the opinion set forth below, we do not express any opinion concerning law other than the law of the Commonwealth of Massachusetts.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinion set forth below, including but not limited to (i) the Company’s Articles of Organization filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts on August 31, 2006; (ii) the Company’s Bylaws; (iii) the Registration Statement, including the prospectus contained therein and the exhibits thereto; (iv) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares being registered under the Registration Statement; (v) the Plan; and (vi) the form of stock certificate approved by the Board of Directors of the Company to represent the Shares. We have also examined originals or copies of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact, as we have deemed necessary or advisable for purposes of our opinion.. As to matters of fact, we have examined and relied upon the factual representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures,

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New Westfield Financial, Inc.
October 27, 2006	Page 2.

the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. In making our examination of any documents, we have assumed that all parties, other than the Company, had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents, and the validity and binding effect and enforceability thereof.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated in the Registration Statement and the Plan, will be validly issued and outstanding, fully paid and non-assessable.

In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of securities or “blue-sky” laws of any jurisdiction (except federal securities laws).

This opinion is given solely for the benefit of the Company and investors who purchase Shares of common stock of the Company pursuant to the Registration Statement.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our name in the Prospectus contained in the Registration Statement under the heading “Legal and Tax Opinions.”

Very truly yours,

/s/ Thacher Proffitt & Wood LLP